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                                                                    Exhibit 5.1


                                                   [NAUTA DUTILH LETTERHEAD]

                                                   CompleTel Europe N.V.
                                                   Drentestraat 24
                                                   1083 HK  AMSTERDAM
                                                   The Netherlands

                                                   Amsterdam, 14 September 1999

Dear Sirs,

50032705 - COMPLETEL EUROPE N.V. / EXCHANGE OFFER 14% SERIES B SENIOR DISCOUNT NOTES DUE 2009 / REGISTRATION STATEMENT FILE NO. 333-82305

This opinion is rendered to you in connection with the registration statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission containing the Preliminary Prospectus which provides for the exchange by CompleTel Europe N.V. (the "Issuer") of the existing $ 147,500,000 14% Senior Discount Notes due 2009 guaranteed by CompleTel LLC (the "Old Notes") for new $ 147,500,000 14% Series B Senior Discount Notes due 2009 guaranteed by CompleTel LLC (the "New Notes").

For the purposes of this opinion we have solely examined the following documents:

(a)      a copy of the Registration Statement;

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(b)      a photocopy of the deed of incorporation (the "Deed of Incorporation", in Dutch: "akte van oprichting") of the Issuer dated 14 December 1998, stating that the statement of no objection from the Minister of Justice in the Netherlands has been obtained on 8 December 1998 with number N.V.1.055.197;

(c) a photocopy of the articles of association (the "Articles of Association", in Dutch: "statuten") of the Issuer as last amended on 21 April 1999, stating that the statement of no objection from the Minister of Justice has been obtained on 1 April with number N.V. 1.055.197;

(d) a copy of an extract dated 14 September 1999 (the "Company Extract") from the Commercial Register of the Chamber of Commerce and Industry at Amsterdam, relating to the Issuer, confirmed to me by telephone to be correct on the date hereof;

(e) a faxed copy of a signed resolution of the board of managing directors of the Issuer, dated 14 July 1999 (the "Board Resolution"), whereby it is resolved to exchange the Old Notes for the New Notes, to approve all documents relating thereto and to authorise each managing director to sign such documents and to take all further action in connection therewith, including the right to appoint one or more attorneys, each with full power and authority to perform each and all of the above acts;

(f) a faxed copy of a signed statement dated 13 September 1999 (the "Confirmation Statement") by CompleTel (NA) N.V. in its capacity as the Issuer's sole shareholder confirming that the issue of the New Notes and the

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         execution and delivery of all documents relating thereto are not subject to approval of the Issuer's general meeting of shareholders pursuant to a resolution referred to in article 11.3 of the Articles of Association;

(g) a photocopy of an indenture dated as of 16 February between the Issuer, CompleTel ECC B.V. and U.S. Bank Trust National Association as Trustee (the "Indenture");

(h) a photocopy of a registration rights agreement dated as of 16 February 1999 between the Issuer and the Initial Purchasers as therein defined (the "Registration Agreement");

(i) a copy of a letter from the Dutch Central Bank dated 18 January 1999 granting an exemption to the Issuer from credit supervision under the Act on the Supervision of the Credit System 1999 pursuant to clause 1, paragraph 4 of such act (the "Letter"); and

(j) a copy of a letter from the Dutch Central Bank dated 12 July 1999 confirming that the dispensation of 18 January 1999 also applies to the issuance of the New Notes, subject to the terms and conditions set forth in the Letter (the "Second Letter", and together with the Letter, the "Letters").

The Registration Agreement and the Indenture shall hereinafter jointly be referred to as the "Issue Documents".

The following opinion is limited in all respects to the laws of the Netherlands as they stand at the present time and as they are interpreted under published case law of the

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Netherlands Courts at the date hereof. We do not express any opinion with respect to public international law or the rules of or promulgated under or by any treaty or treaty organisation.

In this opinion, legal concepts under Netherlands law are sometimes expressed in English terms and not in their original Netherlands terms. The concepts concerned may not be identical to the concepts described by such English terms as they exist under the laws of different jurisdictions.

This opinion shall be governed by and shall be construed and have effect in accordance with the laws of the Netherlands and any issues of interpretation or liability arising under this opinion shall be submitted to the exclusive jurisdiction of the competent courts in the Netherlands.

Any liability resulting from or in connection with this opinion shall be limited to the amount, which is paid out under Nauta Dutilh's professional liability policy in the relevant matter.

In rendering this opinion we have assumed that:

(a) all documents submitted to us and the signatures and initials thereon are genuine, that all documents submitted to us as photocopies or facsimile copies are in conformity with the originals;

(b)      the Deed of Incorporation has been signed by a civil-law notary (in
         Dutch: "notaris") and the contents of the Deed of Incorporation are correct and complete;

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(c)      the Issue Documents and the New Notes have been or, as the case may be, will be duly authorised, executed and delivered by or on behalf of, and are within the capacity and power of, any party other than the Issuer and constitute the legal, valid and binding obligations of each of the parties thereto other than the Issuer, enforceable in accordance with their respective terms, under the laws of New York to which they are expressed to be subject;

(d) under the laws of New York, to which they are expressed to be subject, the Issue Documents and the New Notes are validly executed by and constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms;

(e) the choice of the laws of New York to govern the New Notes is valid under the laws of New York and would be recognised and given effect by the courts of New York;

(f) the Board Resolution and the Confirmation Statement have been validly executed and have not been revoked, amended or terminated;

(g) the Issuer complies with the requirements set out in the Letters and, more in particular, that (i) the Issuer on-lends or invests at least 95 per cent. of its balance sheet total within the Issuer's group as defined in the Decree and (ii) all funds raised by the Issuer, except for funds raised from credit institutions subject to adequate supervision or from group companies, are secured by an unconditional guarantee from CompleTel LLC;

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(h)      the facts contained in the Letters on basis of which the Netherlands
         Central Bank has granted dispensation are true, complete and not misleading in any way;

(i) the execution of the Issue Documents and the transactions contemplated thereby or connected thereto (whether individually or seen as a whole), including the issue of the New Notes, do not constitute or result in a conflict of interest (in the sense of Section 2:146 NCC) between the Issuer and any of its directors;

(j) to the extent the law of the Netherlands, as determined by The Hague Convention on the law applicable to Agency of 14 March 1978, is not applicable to (a) the existence of the authority of the persons who are authorised under the Board Resolution to represent the Issuer (the "Authorised Persons") and (b) the effect of the exercise by any Authorised Person of his authority, the Issuer is under applicable law validly represented by the Authorised Person(s) signing the Issue Documents and the New Notes.

Based upon and subject to the foregoing and subject to the qualifications listed below and to any matters not disclosed to us, we are of the following opinion:

1. The Issuer has been duly incorporated and is validly existing under the laws of the Netherlands as a legal entity in the form of a "naamloze vennootschap met beperkte aansprakelijkheid". The Company Extract and our inquiries made today by telephone with the Commercial Register of the Chamber of Commerce in Amsterdam and the bankruptcy registrar (in
         Dutch: "failissementsgriffie")

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         of the District Court in Amsterdam have revealed no information that the Issuer has been dissolved (in Dutch: "ontbonden"), granted a suspension of payments (in Dutch: "surseance van betaling") or declared bankrupt (in Dutch: "failliet verklaard");

2. The Issuer has the corporate power to enter into and to perform its obligations under the New Notes;

3. The Issuer has taken all corporate action required by the Articles of Association or by Netherlands law to authorise the issue of the New Notes and the performance by the Issuer of its obligations under the New Notes;

4. The New Notes, when signed by any of the managing director of the Issuer and the Authorised Persons, have been duly signed on behalf of the Issuer and will constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms;

5. The issue of the New Notes and the performance by the Issuer of its obligations under the New Notes will not in themselves infringe any provisions of Netherlands law or the Articles of Association;

6. No consents or approvals, except for the exemption by the Netherlands Central Bank in the Letters, and no licenses or orders from or notices to or filings with any Netherlands court, government department or other regulatory body are required for the signing by the Issuer of the New Notes or the performance by the Issuer

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         of its obligations under the New Notes which, if not obtained or made, would affect the validity thereof;

7. It is not necessary to ensure the validity in the Netherlands of the New Notes that they be filed with or registered in any public office or register kept by any governmental authority or regulatory body in the Netherlands;

8. The choice of the laws of New York to govern the New Notes will be recognised and given effect to by the courts of the Netherlands;

9. The submission by the Issuer to the jurisdiction of the courts of New York with regard to the New Notes is valid and binding and not subject to unilateral revocation.

The opinions expressed above are subject to the following qualifications:

(i) This opinion is limited by any applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors in general and statutory provisions with regard to fraudulent preference;

(ii) The term "enforceable", where used above, means that the obligations assumed by the relevant party under the relevant document are of a type which Netherlands law generally recognises and enforces; however, enforcement before the courts of the Netherlands will in any event be subject to the nature of the remedies available in such courts (and nothing in this opinion must be taken as indicating that such obligations would be specifically

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         enforceable or that injunctive relief would be available as a remedy for the enforcement of such obligations), the acceptance by such courts of jurisdiction, to prescription or limitation periods (within which claims, actions, suits or proceedings must be brought) and the availability of defences, such as set-off and counterclaims;

(iii) The enforcement of the New Notes in the Netherlands will be subject to the rules of civil procedures as applied by the Netherlands courts;

(iv) It is uncertain under the laws of the Netherlands whether upon the enforcement of a judgement for a sum of money expressed in foreign currency against assets of the debtor situated in the Netherlands proceeds can be obtained in such foreign currency or whether proceeds can only be obtained in Netherlands' currency which subsequently has to be converted into such foreign currency;

(v) A Netherlands court may assume jurisdiction in respect of a request for leave to levy a prejudgement attachment and the President of a competent District Court ("Arrondissementsrechtbank") of the Netherlands may assume jurisdiction in any matter in which the plaintiff seeks provisional measures in summary proceedings, notwithstanding a contractual provision to the contrary;

(vi) With respect to the opinion expressed in paragraph 9 above it should be noted that the Netherlands courts may (i) apply rules of Netherlands law in a situation where those rules are mandatory irrespective of the law

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         otherwise applicable to the contract concerned, (ii) give effect to the mandatory rules of the laws of any other country with which the situation adjudicated has a close connection, if and insofar as, under the laws of such country, those rules must be applied whatever the law applicable to the contract concerned and (iii) refuse the application of New York law if such application is manifestly incompatible with the public policy ("order public") of the Netherlands;

(vii) In the absence of an applicable convention between the United States of America and the Netherlands providing for the reciprocal recognition and enforcement of judgements in civil and commercial matters, a judgement rendered by a court in the United States against the Issuer will not automatically be recognised and enforced by the courts of the Netherlands. In order to obtain a judgement, which is enforceable against the Issuer in the Netherlands, a claim against the Issuer needs to be filed before the competent courts of the Netherlands. However, generally speaking it is by no means the case that the courts of the Netherlands do not recognise foreign judgements, and according to current practise, based upon case law, Netherlands courts will, in general, restrict the review of the case to what amounts to a limited review of the foreign judgement and render a judgement in accordance with the foreign judgement if the following minimum requirements are met:

(a) the foreign court has jurisdiction over the matter on internationally acceptable grounds;

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(b)      the proceedings were in accordance with generally accepted Netherlands principles of fair administration of justice; and (c) the foreign judgement is final and definitive and Netherlands public policy will not oppose such recognition.

(viii) The dispensation granted by the Dutch Central Bank in the Letters expires on 31 December 2008;

(ix) With respect to any trusts created under the Issue Documents, it should be noted that, provided that (i) such trusts meet the requirements of a trust as provided in clause 2 of the The Hague Convention on the Law applicable to Trusts and their Recognition (the "The Hague Trust Convention") and (ii) such trust is validly created under New York law to which such Issue Document is expressed to be subject, such trust shall be recognised by the courts in the Netherlands in accordance with and subject to the limitations of the The Hague Trust Convention;

(x) Our inquiries with the Commercial Register of the Chamber of Commerce in Amsterdam and with the bankruptcy registrar of the District Court in Amsterdam referred to in paragraph 1 above do not provide conclusive evidence that the Issuer has not been dissolved, granted a suspension of payments or declared bankrupt;

(xi) Under Netherlands law, any power of attorney or mandate will terminate upon the bankruptcy and will become ineffective upon the suspension of payments of the Issuer thereof.

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This opinion speaks of its date. This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information, or any other document examined in connection with this opinion except as expressly confirmed herein. Without our prior written consent this opinion may not be disclosed to or relied upon by any person other than you and your legal advisers, except as stated below.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and use of our name under the caption "Legal Matters" contained in the prospectus, which is included in the Registration Statement.

                                                       Yours faithfully,


                                                       /s/  Nauta Dutilh


                                                          Nauta Dutilh